Exhibit 99.1

          United Security Bancshares, Inc. Announces Quarterly and Nine
                                 Month Earnings

    THOMASVILLE, Ala., Oct. 22 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended September 30, 2004, of $2,961,000 compared to $2,915,000 for the same period of 2003, a 1.6% increase. On a diluted per share basis, net income for the third quarter of 2004 was $0.46, compared to $0.45 for 2003, a 2.2% increase. On a year-to-date basis, net income increased from $7,765,000 in 2003 to $9,532,000, a 22.8% increase. On a diluted per share basis, net income for the nine months ended September 30, 2004, was $1.48 per share, compared to $1.21 per share, a 22.3% increase.
    The primary factors for the increase in net income over the same period last year were increased net interest income as a result of improved net interest margin and the improved operating performance of the Company's finance company subsidiary, Acceptance Loan Company (ALC).
    Performance ratios continue to show improvement with return on average assets at 2.20% and return on average equity increasing to 16.64%.
    At September 30, 2004, total assets amounted to $588,592,000, an increase of 5.2% over September 30, 2003. Total deposits showed an increase of $10,970,000, or 2.9%. Loans, net of unearned discount, increased 7.7% to $402,934,000. Shareholders' equity totaled $79,825,000, which represents a book value of $12.41 per share. Dividends for the third quarter increased to $0.18 per share.


                       UNITED SECURITY BANCSHARES, INC.
                       (Unaudited Financial Highlights)
           (In thousands, except per share amounts and percentages)

                                3 Months Ended           9 Months Ended
                                 September 30,            September 30,
                              2004         2003         2004         2003
    Earnings Summary:
     Net Interest Income     $9,943       $9,046      $29,168      $25,631
     Provision for
      Credit Losses           1,200          665        2,650        2,662
     Non-Interest Income      1,498        1,427        4,203        4,122
     Non-Interest Expense     5,721        5,581       16,601       15,949

    Income Before
     Income Taxes             4,520        4,227       14,120       11,142
    Income Tax Provision      1,559        1,312        4,588        3,377
    Net Income               $2,961       $2,915      $ 9,532      $ 7,765

    Earnings Per Share:
     Basic                     0.46         0.45         1.48         1.21
     Diluted                   0.46         0.45         1.48         1.21
     Dividends Per Share       0.18         0.17         0.54         0.47


                                                          September 30,
                                                       2004          2003

    Balance Sheet Summary:
     Total Assets                                    $588,592       $559,547
     Total Earnings Assets                            538,221        519,531
     Loan and Lease Receivables,
      Net of Unearned Discount                        402,934        374,084
     Allowance for Credit Losses                        6,932          6,630
     Total Deposits                                   388,219        377,249
     Common Shareholders' Equity                       79,825         70,570
     Book Value Per Share                               12.41          10.97

    Average Balance Sheet Data:
     Total Assets                                    $577,703       $545,834
     Total Earnings Assets                            529,114        507,628
     Loan and Lease Receivables,
      Net of Unearned Discount                        387,282        361,177
     Total Deposits                                   388,808        367,942
     Common Shareholders' Equity                       76,516         68,673

    Performance Ratios:
     Return on Average Assets                           2.20%          1.90%
     Return on Common Equity                           16.64%         15.12%
     Net Interest Margin                                7.36%          6.75%

    Average Shares Outstanding
     Basic                                              6,431          6,432
     Diluted                                            6,431          6,432

SOURCE  United Security Bancshares, Inc.
    -0-                             10/22/2004
    /CONTACT: Larry Sellers or Robert Steen of United Security Bancshares, Inc., +1-334-636-5424/
    (USBI)

CO:  United Security Bancshares, Inc.; Acceptance Loan Company
ST:  Alabama
IN:  FIN OTC
SU:  ERN